Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ocera Therapeutics, Inc. 2005 Stock Plan of our report dated May 6, 2013, with respect to the financial statements of Ocera Therapeutics, Inc. included in its Current Report on Form 8-K/A of Ocera Therapeutics, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
October 7, 2013